Exhibit 10.K




                             JOINT VENTURE AGREEMENT
                                     between




                                 HABER, INC. USA




                                       and




                                 GOLD CITY INC.




Dated as of September 11, 2005


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          This JOINT VENTURE AGREEMENT is entered into this day of September,
2005 between:

          HABER, INC. USA, a public company incorporated in the State of Delaware, United States of America and having its executive office at 58 Medford Street, Arlington, Massachusetts, United States of America (hereinafter called "Haber") and

          Gold City inc., a company incorporated in the State of Nevada, and having its executive office at Hingham, Massachusetts, United States of America (hereinafter called "Gold City")

  WITNESSETH

WHEREAS, Haber has developed a new chemical process to extract and recover gold from gold bearing ore, tailings and electronic waste ("E-waste"), (hereinafter called the "Haber Gold Process" which term shall include any trade secrets, know-how or proprietary information, whether or not reduced to writing, including, but not limited to, inventions whether or not patentable, patent applications, licenses, software, programs, prototypes, designs, analysis codes, discoveries, techniques, methods, ideas, concepts, data, engineering and manufacturing information, procedures, specifications, diagrams, drawings, schematics, blueprints and parts lists);

And WHEREAS, Gold City has agreed to pay $10 million to Haber for fifty percent of all revenues generated from a joint venture to be formed covering defined projects listed in Section 3.01 (b) below; and

          WHEREAS, Haber desires to participate with Gold City in such joint venture; and

          WHEREAS, the parties hereto desire to more fully describe the terms, conditions and agreements upon which they will form a joint venture to exploit the Haber Gold Process and mineral extraction technologies. NOW, THEREFORE, it is hereby agreed as follows:

                                    ARTICLE I

                                   DEFINITIONS

          SECTION 1.01  Definitions

          "Ghana Production Plant" means the production plant to be constructed and operated by Haber in Ghana for the purpose of supporting the private or

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Ghanaian initiative for commercial capabilities in support of the Strategic
Abatement of Mercury and Poverty ("STAMP") program in Ghana.

          "Haber restricted common stock" means commons tock of Haber, par value $0.01 per share, that is not registered with the United States Securities Exchange Commission and whose transfer is restricted by the rules and regulations of the SEC, particularly Rule 144.

          "Governmental Authority" includes, without limitation, any federal, state, municipal or other governmental department, commission, board, bureau, agency, instrumentality, or central bank or comparable agency, domestic or foreign.

          "US Production Plant" means the production plant to be constructed and operated by Haber in the United States.

                   ARTICLE II: THE JOINT VENTURE SECTION 2.01

          Formation of Joint Venture
          --------------------------

          (a) Formation. In consideration of the mutual covenants herein contained and for other good and valuable consideration, receipt whereof is hereby acknowledged, the parties hereto hereby agree to form a joint venture (hereinafter called the "Joint Venture" which term shall include any corporation or trust entity into which the Joint Venture should hereafter be formed) for the purpose of commercially exploiting for profit the Haber Gold Process on projects as described herein.

          (b) Terms of Joint Venture: Gold City will provide up to $10 million dollars to Haber in exchange for up to a total of 5 million shares of Haber restricted stock and for up to a total of 50 percent of all profits generated by Haber's US Production Plant and other projects that are financed with the funds. In the event that Gold City does not provide Haber with the entire $10 million, on or before, December 31, 2007, it will receive a lower number of shares of Haber common stock and reduced profit participation, in accordance with the following schedule:

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          Amount (in millions) Contributed to Haber through Joint Venture

                       $0.5 to $2.0   >$2.0 to $5    >$5 to $7.5   >$7.5 to $10
                       ------------   -----------    -----------   ------------
Shares of Haber
stock To Gold City 1 million* 2.5 million* 3.5 million* 5* million Amount of JV profits
to Gold City (%)           15%             30%           40%             50%

     * Stock earned before December 31, 2006 shall be issued as follows: 50% of earned stock shall be issued before May 31, 2007 and the remaining balance before July 1, 2007. All additional shares earned shall be issued on January 3, 2008.

As of the date of this Agreement, Gold City has already paid over $300,000.00 of its joint venture funding to Haber. Gold City anticipates that it will raise the balance of the funds through a private placement of its own shares and/or through other capital markets.

          Haber may, in lieu of all or a portion of its share of profits and other entitlements (whether by way of dividends, distributions or by other means) from the Joint Venture elect to receive a royalty for the use of the Haber Gold Process by the Joint Venture. Both parties must agree to the amount of the royalty payable from time to time provided, that, such royalty shall not exceed 10% of the profits of the Joint Venture distributed from time to time from the earnings received from each of its projects and shall be deducted from, and shall not exceed, all of Haber's share of profits and other entitlements (whether by way of dividends, distributions or by other means) from the Joint Venture. Such royalty shall be paid to Haber on the dates that profits from the Joint Venture are distributed to the parties.

          (c). Loans to Haber Inc.:

          Gold City agrees to loan, at the option of Haber, up to $500,000.00 at 8% per annum during the first 9 months after execution of this agreement to allow for the delay in starting Gold City's private placement. Gold City shall make a good faith effort to secure loans from investors which in turn will be loaned to Haber for its activities. All moneys advanced to Haber shall be under a promissory note to Gold City which at the option of Gold City can be discharged upon issuance of Haber Rule 144 restricted stock, to Gold City, its assign or designees, in an amount equal to the principal plus interest and at a discount of 10% at the closing price of Haber's common shares on the date of election or can be discharged upon payment by Haber of an amount equal to principal plus interest.

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          (d) Expansion of Haber processing license to Gold City:

As additional consideration to Gold City for the Joint Venture, Haber grants to Gold City the non-exclusive mineral extraction and recovery technology license (License) to the countries of South America, Australia, Asia and Africa under the same terms as the "License Agreement Between Gold City Inc. and Haber Inc." dated March 28, 2003. Accordingly, Gold City now has non-exclusive Licenses to use the Haber technology in the countries of USA, Canada, Mexico, Ghana (under License dated January 23, 2004), Asia, Australia, South America and Africa. All prior, present and future Licenses, if any, granted to Gold City, including the March 28, 2003 and January 23, 2004 Licenses are hereby granted in perpetuity.

                  Article III. DUTIES AND OBLIGATIONS OF HABER

          SECTION 3.01 Duties and Obligations of Haber.

          (a) Operator. Haber is designated as Operator for all Joint Venture operations. Haber in this capacity is responsible for all funds management, financial decisions, processing, management, and shall have full control of all such Joint Venture Operations.

          (b) Joint Venture Projects. In addition to being the Operator, Haber shall be responsible for the pursuit of the following Joint Venture projects and any others financed by the funds provided by Gold City under this agreement:

               1. US production plant- extraction and recovery of precious and base metals from E-waste and gold ore.

               2. Either a privately or institutional funded program for small scale miners in Ghana.

               3. Purchase of one or more large scale gold mining concessions in Ghana.

               4. Operation of mining sites in Arizona and/or California and/or Nevada and/or New Mexico or other Us locations to produce gold concentrate for processing in the United States.

               5. Other projects as agreed between the parties and financed by Gold City funds under this Agreement.

          (c) Other Discoveries, Developments and Technologies. Haber shall

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provide to the Joint Venture all other discoveries, developments and technologies of Haber relating to mineral extraction and/or processing that may be used for the benefit of the Joint Venture.

          (d) Haber to Provide Personnel. Haber shall provide to the Joint Venture and maintain at all times sufficient qualified personnel and experts thoroughly familiar and experienced with the Haber Gold Process and its application to enable the Joint Venture to use and apply the Haber Gold Process in commercial production on all Joint Venture projects.

          (e) Future Improvements, etc. Haber agrees to make available to the Joint Venture all future improvements, refinements and developments of the Haber Gold Process and to apply these for the benefit of the Joint Venture.

               ARTICLE IV. Representations and Warranties of Haber

          (a) Litigation. There are no proceedings or investigations pending or, so far as the officers of Haber know, threatened before any court or arbitrator or before or by any Governmental Authority which, in any one case or in the aggregate, if determined adversely to the interests of Haber, would have a material adverse effect on the business, properties, condition (financial or otherwise) or operations, present or prospective, of Haber.

          (b) No Conflicts. There is no statute, regulation, rule, order or judgment, no charter, by-law or preference stock provision of Haber, and no provision of any mortgage, indenture, contract or agreement binding on Haber or affecting its property, which would prohibit, conflict with or in any way prevent Haber's execution, delivery, or carrying out of the terms of this Agreement.

          (c) No Default. Haber is not in default under or with respect to any obligation in any respect which could be materially adverse to the business, operations, property or financial condition of Haber, or which could materially adversely affect the ability of Haber to perform its obligations hereunder.

          (e) Compliance with Law. Other than with respect to the tardiness of certain filings with the Securities Exchange Commission, Haber is not in violation of any statute, rule or regulation of any Governmental Authority (including, without limitation, any statute, rule or regulation relating to employment practices or to environmental, occupational and health standards and

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controls) the violation of which, considered in the aggregate, would materially adversely affect the business, operations or properties of Haber. (g) Title to Properties. Gold City has good and marketable title to its material properties and assets.

          (f) Binding Agreement. This Agreement constitutes the valid and legally binding obligations of Haber, enforceable against Haber in accordance with its terms.

                                   ARTICLE V:

            SECTION 5.01 Representations and Warranties of Gold City.

          (a) Good Standing and Power. Gold City is duly organized and existing, and Gold City and its directors are in good standing, under the laws of its jurisdiction of incorporation, and Gold City has the corporate power to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary.

          (b) Corporate Authority. Gold City has full corporate power and authority to enter into this Agreement and to incur and perform the obligations provided for in this Agreement, all of which have been duly authorized by all proper and necessary corporate action. No consent or approval of stockholders of, or lenders to, Gold City and no consent, approval, filing or registration with any Governmental Authority is required to be obtained or made by Gold City as a condition to the validity or enforceability of any of this Agreement or the performance by Gold City of its obligations hereunder.

          (c) Binding Agreement. This Agreement constitutes the valid and legally binding obligations of Gold City enforceable against Gold City in accordance with its terms.

          (d) Litigation. There are no proceedings or investigations pending or, so far as the officers of Gold City know, threatened before any court or arbitrator or before or by any Governmental Authority which, in any one case or in the aggregate, if determined adversely to the interests of Gold City, would have a material adverse effect on the business, properties, condition (financial or otherwise) or operations, present or prospective, of Gold City.

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          (e) No Conflicts. There is no statute, regulation, rule, order or judgment, no charter, by-law or preference stock provision of Gold City, and no provision of any mortgage, indenture, contract or agreement binding on Gold City or affecting its property, which would prohibit, conflict with or in any way prevent Gold City's execution, delivery, or carrying out of the terms of this Agreement.

          (f) No Default. Gold City is not in default under or with respect to any obligation in any respect which could be materially adverse to the business, operations, property or financial condition of Gold City, or which could materially adversely affect the ability of Gold City to perform its obligations hereunder.

          (g) Title to Properties. Gold City has good and marketable title to its material properties and assets.

          (h) Compliance with Law. Gold City is not in violation of any statute, rule or regulation of any Governmental Authority (including, without limitation, any statute, rule or regulation relating to employment practices or to environmental, occupational and health standards and controls) the violation of which, considered in the aggregate, would materially adversely affect the business, operations or properties of Gold City.

                ARTICLE VI ACCOUNTING, REPORTING AND FINANCIAL POLICIES

          SECTION 6.01 Records and Books. Haber shall maintain the books and records of the Joint venture which shall reflect generally accepted international accounting procedures and practices and shall take into consideration the reporting requirements imposed by law upon the Joint Venture and each of the parties.


          SECTION 6.02 Periodic Reports. The Joint Venture shall furnish to each party the following:

                 (a) annual financial reports, including profit/loss statement, balance sheet and cash flow report; and

                 (b) quarterly financial reports, including profit/loss statement, balance sheet and cash flow report.

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A party requesting financial reports or information in addition to the financial reports described above shall reimburse the Joint Venture for any costs the Joint Venture incurs in preparing such financial reports.

          SECTION 6.03 Annual Audit. The parties shall cause the books of the Joint Venture to be audited at the end of each fiscal year by the accountants of the Joint Venture. The expense of the audit shall be borne by the Joint Venture.

          SECTION 6.04 Accountants. A firm of independent public accountants mutually agreeable to Haber and Gold City shall be retained for the Joint Venture until changed by mutual agreement of Haber and Gold City.

ARTICLE VII- TERM

          Section 7.01 Term. This Agreement shall continue in full force and effect unless both parties agree to terminate the agreement.

          Section 7.02 Relationship of the Parties. It is not the purpose or intention of this Agreement to create a partnership, mining partnership, commercial partnership, or any other partnership relation between the Parties. Rather, the relationship of the Parties under this Agreement shall be that of tenants in common. Each Party shall be responsible only for its obligations and liabilities as set forth in this Agreement. Nothing contained in this Agreement shall be deemed to constitute any Party the partner of the other, or except as otherwise expressly provided, to constitute either Party the agent or legal representative of the other, or to create any fiduciary relationship between them. No Party shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Party except as expressly provided in this Agreement. Each of the Parties agrees to indemnify and hold harmless the other Party, its directors, officers, and employees from and against any and all losses, claims, damages, and liabilities arising out of any act or any assumption of any obligation of liability by the first-mentioned Party, or any of its directors, officers, agents, or employees, done or undertaken, or apparently done or undertaken, on behalf of the other Party, except pursuant to the authority expressly granted herein or otherwise agreed to by the Parties.

          Section 7.03 Distribution of Costs and Revenues. All costs, expenses and liabilities accruing or resulting from Joint Operations in, on, or

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for the benefit of the Joint Venture, shall be paid by Haber from funds received from Gold City under terms of this agreement. Said expenditures shall be used in the determination of the profits of the Joint Venture.

               VIII. DEFAULT

          In the event of any default by any Party or Operator in the performance of any of its obligations under this Agreement, the non-defaulting Party may give to the defaulting Party written notice of the default. If the default is not cured within 60 days after receipt of the notice, or if the defaulting Party has not within that time begun action to cure the same and does not thereafter diligently prosecute such action to completion, the non-defaulting Party may bring an action in a court of competent jurisdiction for any and all damages of whatsoever nature incurred by it as a result of the default. If the defaulting Party disagrees that a default occurred, it shall so advise the non-defaulting Party in writing within 30 days after receipt of the notice of default. The Parties shall attempt to resolve the dispute by mutual agreement, but if they are unable to do so within 60 days after the notice of default, the issue of default shall be submitted to a court of competent jurisdiction. The defaulting Party shall not be deemed to be in default unless it is so adjudged by such court and until all appeals from said decision have either been exhausted or waived. If the defaulting Party is found to be in default by the court, it shall have 60 days after the date on which all appeals have been exhausted or waived in which to either cure the default, begin action to diligently cure the same, or pay damages awarded by such court to the non-defaulting Party.

IX. ARBITRATION

          Section 9.01 Matters to be Arbitrated. Any controversy among the Parties concerning the Joint Venture or this Agreement shall be settled by arbitration in accordance with this Article.

          Section 9.02 Procedure for Arbitration. Matters subject to arbitration shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of arbitration. The judgment of the arbitrators as to such matters shall be binding upon the Parties. In the event of a conflict between the Commercial Arbitration Rules and this Article IX, this Article IX shall control. The

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Parties agree that the Federal Rules of Civil Procedure, insofar as they relate to discovery, shall apply to arbitration proceedings conducted pursuant to this
Article IX.

          Each Party to the dispute shall select one disinterested arbitrator and, if an even number of arbitrators is selected, the arbitrators so selected shall select an additional arbitrator. Within 20 days after all arbitrators have been selected, each party to the dispute shall submit to the arbitrators a written statement of its position as to the matter being arbitrated. The arbitrators shall resolve the dispute by choosing, between or among the statements of position submitted by the parties to the dispute, that position which the majority of the arbitrators deem to be correct. All arbitrators selected shall be knowledgeable in the mining and accounting fields and shall have knowledge concerning general mining, operating and accounting practices in the vicinity of the Property and of the rates and charges for services of the type being performed by Operator in the Area of Interest. All costs, expenses and fees for arbitration shall be borne by the parties to the dispute as may be ordered by the arbitrators.

ARTICLE X MISCELLANEOUS

          SECTION 10.01 Inspection. All of the parties hereto shall have the right, through employees or agents of its selection, to visit and inspect the properties of the Joint Venture and examine the books of account and records of the Joint Venture and discuss the affairs, finances and accounts of the Joint Venture with its officers and employees, all at such reasonable times and as often as it may desire.

          SECTION 10.02 Assignment. This Agreement, and all rights and obligations hereunder, are personal as to the parties hereto and shall not be assigned by any party to any third party, whether by consent, operation of law or otherwise, without the prior written consent thereto by the other party

          SECTION 10.03 Waiver. The waiver, expressed or implied, by any party hereto of any right hereunder or of any failure to perform or breach hereof by another party hereto shall not constitute or be deemed a waiver of any other right hereunder or of any other failure to perform or breach hereof by any such other party hereto, whether of a similar or dissimilar nature thereto.

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          SECTION 10.04 Implementation of This Agreement. The Parties agree to compel, or use their best efforts to compel, compliance by the Joint Venture and its Directors, managers, members, consultants, agents, employees, and subcontractors with the terms and conditions of this Agreement. The parties shall also do or cause to be done any and all acts and things necessary or desirable for implementation of the understandings of the parties set forth herein, including, but not limited to casting their votes as stockholders or unit holders of the Joint Venture and causing, or using their best efforts to cause, their nominees to the Board of Directors, or any similar body or committee of the Joint Venture to implement such understandings and agreements.

          SECTION 10.05 Confidentiality. The parties hereto agree to permit Haber to take such reasonable precautions as may be necessary or appropriate to preserve and protect the secrecy of the Haber Gold Process and agree to execute such reasonable secrecy agreement as Haber may hereafter request.

          SECTION 10.06 Expenses. Each of the parties agrees to pay its own out-of-pocket charges and expenses incurred by it (including the fees and expenses of its counsel) in connection with the negotiation, preparation and execution of this Agreement.

          Section 10.07 Notices. Any notice, election, payment or other correspondence required or permitted under this Agreement shall be made in writing and shall be sufficiently delivered if delivered personally to the Party to whom directed, or deposited in the United States certified or registered mail, or sent by Western Union telegram or mailgram, with all necessary postage or charges fully prepaid, return receipt requested (or in the case of a telegram or mailgram, confirmation of delivery), and addressed to the Party to whom directed at its below specified address, to wit:

If to Haber Inc.

Haber Inc.,
58 Medford Street
Arlington, MA 02474

Attention: Mr. Albert Conti

If to Gold City Inc.
Gold City Inc.
11 Rice Street
Revere, MA 02043

Attention: David White

Such notice, election, payment or other correspondence shall be deemed to have

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been properly given upon receipt by the Party to whom directed. A Party may change its address for the purpose of notices or communications under this Agreement by furnishing notice of the change to the other Party in compliance with this Article X.

          Section 10.08. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MASSACHUSETTS.

          Section 10.09 Construction. The headings used in this Agreement are for convenience only and shall not be taken or construed to define or limit any of the terms or provisions of this Agreement. Unless otherwise provided or unless the context shall otherwise require, words importing the singular shall include the plural, words importing the masculine gender shall include the feminine gender, and vice versa.

          Section 10.10 Waiver. The failure or omission by either Party to enforce any provision of this Agreement shall not be considered to be a waiver of that provision or of the default of another Party of its obligations under that provision or under any other provision of this Agreement.

          Section 10.11 Severability. It is understood and agreed by the Parties that if any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or unenforceable or both, the Parties desire that the court of competent jurisdiction reform that part, term or provision in such a manner as to approximate the intent of the Parties as expressed in this Agreement, and the validity of the remaining portions or provisions shall not be affected.

Section 10.12 Further Assurances. The Parties shall execute such further agreements, conveyances and other documents as may be reasonably requested by either Party to effectuate the intent and any provisions of this Agreement.

Section 10.13 Successors and Assigns. Subject to the provisions of Section 10.02 above, the terms, conditions, covenants and agreements contained in this Agreement shall extend to, be binding upon, and inure to the benefit of the successors and assigns of the Parties.

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreenet to be duly executed the date herinabove first written.


For: HABER, INC.





By: /s/ Albert B. Conti    9/11/05
    ------------------------------
Name:  Albert B. Conti
Title: President-Haber inc.



For: Gold City Inc.





By: /s/ Patrick Anfinson    9/11/05
    ------------------------------
Name:  Patrick Anfinson
Title: President-Gold City inc.





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